Exhibit 16.1

February 20, 2024

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re:  iBio, Inc. - Changes in Registrant’s Certifying Accountant

We have read the statements made by iBio, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of iBio, Inc. dated February 15, 2024, and agree with such statements contained in part b) therein as they pertain to our firm. We have no basis to agree or disagree with the statements in part a).

Sincerely,

/s/ CohnReznick LLP

CohnReznick LLP

Holmdel, New Jersey